Exhibit 99.1

Intercontinental Exchange Announces Bakkt to Become a Publicly Traded Company via Merger with VPC Impact Acquisition Holdings

ATLANTA and NEW YORK, January 11, 2021 – Intercontinental Exchange, Inc. (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of mortgage technology, data and listings services, announced that Bakkt Holdings, LLC (“Bakkt”), the transformative digital asset marketplace launched in 2018 by ICE and a marquee group of investors and strategic partners, has entered into a definitive agreement to combine with VPC Impact Acquisition Holdings (NASDAQ: VIH), a special purpose acquisition company sponsored by Victory Park Capital (“VPC”).

The business combination between Bakkt and VIH values the combined company at an enterprise value of approximately $2.1 billion and is expected to result in over $500 million of cash on the combined company’s balance sheet, reflecting a contribution of up to $207 million of cash held in VPC Impact Acquisition Holdings’ trust account, and a $325 million concurrent private placement (PIPE) of Class A common stock of the combined company, priced at $10.00 per share, including a $50 million commitment from ICE. The newly combined company will be renamed Bakkt Holdings, Inc. and will be listed on the New York Stock Exchange.

As part of the transaction, Bakkt’s existing equity holders and management will roll 100% of their equity into the combined company. Assuming no shareholders of VPC Impact Acquisition Holdings exercise their redemption rights, current Bakkt equity holders, including ICE, will own approximately 78%, VPC Impact Acquisition Holdings public shareholders will own approximately 8%, VPC will own 2%, and PIPE investors (a group that will also include ICE) will own approximately 12% of the issued and outstanding common stock of the combined company at closing.

Additional details on the impact to ICE’s financials are below:

Transaction Impact on ICE Financials

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ICE’s fourth quarter 2020 net revenues related to Bakkt are expected to be approximately $9 million while GAAP and adjusted non-GAAP operating expenses related to Bakkt are expected to be approximately $39 million and $22 million, respectively. First quarter 2021 net revenues related to Bakkt are expected to be approximately $7 million while GAAP and adjusted non-GAAP operating expenses related to Bakkt are expected to be approximately $25 million and $23 million, respectively.

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Following completion of the business combination, which is expected to be in the second quarter of 2021, ICE is expected to have a 65% economic interest and a minority voting interest in the combined company. Prior to the closing, Bakkt revenues and operating expenses will continue to be reported within ICE’s consolidated net revenues and operating expenses.

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In addition, beginning with ICE’s first quarter 2021 financial results, the impact of equity method investments will be excluded from ICE’s adjusted non-GAAP results. The non-cash contribution from ICE’s equity method investments are currently reported in ICE’s non-operating income and include ICE’s 40% stake in the OCC. Following the closing of the proposed business combination with Bakkt, ICE will have a minority voting interest in the combined company and the combined company will be reclassified as an equity method investment of ICE and will therefore not be consolidated within ICE’s financial statements.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company and provider of marketplace infrastructure, data services and technology solutions to a broad range of customers including financial institutions, corporations and government entities. We operate regulated marketplaces, including the New York Stock Exchange, for the listing, trading and clearing of a broad array of derivatives contracts and financial securities across major asset classes. Our comprehensive data services offering supports the trading, investment, risk management and connectivity needs of customers around the world and across asset classes. As a leading technology provider for the U.S. residential mortgage industry, ICE Mortgage Technology provides the technology and infrastructure to transform and digitize U.S. residential mortgages, from application and loan origination through to final settlement.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at http://www.intercontinentalexchange.com/terms-of-use. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 – Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 6, 2020.

ICE Media Contact:

Damon Leavell

Damon.Leavell@theice.com

212-323-8587

ICE Investor Contact:

Warren Gardiner

Warren.Gardiner@theice.com

770-835-0114